Exhibit 99.1

CONTACTS:

Richard Leland Investor Relations 561-438-3796 Richard.Leland@officedepot.com	Karen Denning Media Relations 630-438-7445 Karen.Denning@officedepot.com

Office Depot, Inc. Announces Fourth Quarter and Full Year 2015 Results

Continues to Deliver Improvement in Operating Income

Expects Preliminary Adjusted Operating Income(1) of $500 Million for 2016

Boca Raton, Fla., February 23, 2016 — Office Depot, Inc. (“Office Depot”, or the “company”) (NASDAQ: ODP), a leading global provider of office products, services, and solutions, which entered into a definitive agreement on February 4, 2015 to be acquired by Staples, Inc. (“Staples”), today announced results for the fourth quarter and year ended December 26, 2015.

“We were pleased to deliver another year of strong operating results in 2015, despite experiencing substantial business disruption related to the pending acquisition by Staples,” said Roland Smith, chairman and chief executive officer of Office Depot. “We made significant progress executing our 2015 critical priorities, realized our targeted incremental synergies from the integration of OfficeMax, and exceeded our operating income plan for the year. In 2016 our focus remains on driving synergies, stabilizing our top line and positioning the company for long-term growth.”

Smith added, “Regarding the pending acquisition by Staples, we look forward to presenting our case in U.S. federal district court and expect resolution by May 10, 2016. We continue to believe that this transaction provides substantial benefits to our customers and shareholders.”

Consolidated Results

Reported (GAAP) Results

Total reported sales for the fourth quarter of 2015 were $3.5 billion compared to $3.8 billion in the fourth quarter of 2014, a decrease of 9%.

In the fourth quarter of 2015, Office Depot reported operating income of $27 million and net income attributable to Office Depot, Inc. was $15 million, or $0.03 per share. In the fourth quarter of 2014, the reported operating loss was $61 million and net loss attributable to Office Depot, Inc. was $84 million, or $0.15 per share.

For the full year 2015, Office Depot reported operating income of $115 million compared to an operating loss of $275 million in the full year 2014, and net income attributable to common stockholders of $8 million, or $0.01 per share, compared to a net loss of $354 million, or $0.66 per share in the full year 2014.

Adjusted (non-GAAP) Results (1)

Adjusted operating income(1) for the fourth quarter of 2015 was $88 million compared to an adjusted operating income of $78 million in the fourth quarter of 2014. Adjusted net income attributable to Office Depot, Inc.(1) for the fourth quarter of 2015 was $39 million, or $0.07 earnings per share, compared to adjusted net income of $40 million, or $0.07 earnings per share, in the fourth quarter of 2014.

•	Adjusted operating income for the fourth quarter of 2015 excludes special charges and credits totaling $61 million, which were comprised of $40 million in expenses related to the Office Depot/OfficeMax merger and the pending acquisition by Staples, $18 million in International restructuring charges, and $3 million in non-cash store impairment charges.

•	Adjusted net income for the fourth quarter of 2015 excludes the after-tax impact of these items.

For the full year 2015, adjusted operating income was $460 million, compared to adjusted operating income of $289 million in the full year 2014. The full year 2015 adjusted net income attributable to Office Depot, Inc. was $229 million, or $0.41 per share, compared to $117 million, or $0.22 per share in the full year 2014.

Consolidated (in millions, except per share amounts)	4Q15	4Q14	FY15	FY14
Selected GAAP measures:
Sales	$3,477	$3,832	$14,485	$16,096
Sales decline from prior year period	(9)%		(10)%
Gross profit	$815	$891	$3,502	$3,776
Gross profit margin	23.4%	23.3%	24.2%	23.5%
Operating income (loss)	$27	$(61)	$115	$(275)
Net income (loss) attributable to Office Depot, Inc.	$15	$(84)	$8	$(354)
Net earnings (loss) per share	$0.03	$(0.15)	$0.01	$(0.66)
Selected Non-GAAP measures:(1)
Adjusted sales decline from prior year period excluding Grupo OfficeMax JV sales, foreign currency translation, and impact from U.S store closures	(3)%		(3)%
Adjusted gross profit	$815	$891	$3,502	$3,736
Adjusted gross profit margin	23.4%	23.3%	24.2%	23.4%
Adjusted operating income	$88	$78	$460	$289
Adjusted operating income margin	2.5%	2.0%	3.2%	1.8%
Adjusted net income attributable to Office Depot, Inc.	$39	$40	$229	$117
Adjusted net earnings per share	$0.07	$0.07	$0.41	$0.22

(1)	Adjusted results include non-GAAP measures and exclude charges or credits not indicative of our core operations and the after-tax impact of these items, which may include but not be limited to merger integration and acquisition-related expenses, restructuring charges, significant legal accruals, and asset impairments. 2014 adjusted results also exclude results from the Grupo OfficeMax consolidated joint venture for comparability, as the Office Depot interest in the joint venture was sold in August 2014. Additionally, the adjusted rate of sales decline for the consolidated company excludes 2014 sales from the company’s interest in the Grupo OfficeMax joint venture, the impact from foreign currency translation, and U.S retail store closures. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on our Investor Relations website at investor.officedepot.com.

Divisional Results

North American Retail Division

Retail Division sales were $1.4 billion in the fourth quarter of 2015 compared to $1.5 billion in the prior year period. Fourth quarter 2015 sales declined 9%, primarily due to the impact of planned store closures during the year. Same-store sales were flat and benefited from the positive impact of transferred sales from closed stores and increased operational effectiveness.

North American Retail (in millions)	4Q15	4Q14	FY15	FY14
Sales	$1,405	$1,539	$6.004	$6,528
Same-store sales change from prior year	0%		0%
Division operating income	$63	$16	$310	$126
Division operating income margin	4.5%	1.0%	5.2%	1.9%

Retail Division operating income was $63 million, or 4.5% of sales, in the fourth quarter of 2015 compared to $16 million, or 1.0% of sales, in the fourth quarter of 2014. The improvement from the prior year quarter resulted largely from a higher gross margin rate and a decrease in occupancy costs driven by store closures, a decrease in selling, general and administrative expenses including payroll and advertising, as well as favorable legal settlements.

Office Depot ended 2015 with a total of 1,564 retail stores in the North American Retail Division. During the quarter, the company closed 56 stores.

North American Business Solutions Division

Business Solutions Division sales were $1.4 billion in the fourth quarter of 2015, a decline of 7% compared to the prior year period. Sales declined 6% in constant currency, and were lower in both the contract and direct channels. The sales decline was primarily due to substantial business disruption related to the pending acquisition by Staples, the scheduled transition out of a legacy OfficeMax buying arrangement, lower sales in Canada, and lower customer order fill rates attributable to delays in certain merger integration activities. Customer attrition from the decommissioning of our legacy OfficeMax ecommerce sites and the continued reduction in catalog sales through our call centers also contributed to the decline in sales.

Business Solutions (in millions)	4Q15	4Q14	FY15	FY14
Sales	$1,360	$1,460	$5,708	$6,013
Sales decline in constant currency from prior year	(6)%		(4)%
Division operating income	$39	$66	$226	$232
Division operating income margin	2.9%	4.5%	4.0%	3.9%

Business Solutions Division operating income was $39 million, or 2.9% of sales, in the fourth quarter of 2015 compared to $66 million, or 4.5% of sales, in the fourth quarter of 2014. The decrease in operating income compared to the prior year quarter reflected the negative flow-through impact of lower sales, recognition of certain customer acquisition costs in the period, and a lower gross margin rate; partially offset by lower selling, general and administrative expenses including payroll and advertising.

International Division

International Division sales were $0.7 billion in the fourth quarter of 2015, a decline of 15% compared to the prior year period, primarily due to the negative impact of foreign currency translation. International sales declined 5% in constant currency primarily due to competitive market pressures, reduced spend from existing customers and disruption related to the European restructuring and pending acquisition by Staples.

International (in millions)	4Q15	4Q14	FY15	FY14
Sales	$712	$834	$2,773	$3,400
Sales decline in constant currency from prior year	(5)%		(6)%
Division operating income	$7	$29	$23	$53
Division operating income margin	1.0%	3.5%	0.8%	1.6%

International Division operating income was $7 million, or 1.0% of sales, in the fourth quarter of 2015 compared to $29 million, or 3.5% of sales, in the fourth quarter of 2014. The decline from the prior year quarter primarily reflected the negative flow-through impact of lower sales and a lower gross margin rate, as well as an increased negative foreign currency transaction impact related to certain merchandise purchases denominated in U.S. dollars; partially offset by lower selling, general and administrative expenses including payroll and support costs.

At the end of the 2015, there were a total of 270 retail stores in the International Division, including 147 company-owned stores and 123 stores operated by franchisees and licensees.

Corporate Results

Corporate includes support staff services and certain other expenses that are not allocated to the three divisions. Unallocated operating costs were $21 million in the fourth quarter of 2015 compared to $33 million in the fourth quarter of 2014.

Balance Sheet and Cash Flow

As of December 26, 2015, Office Depot had $1.1 billion in cash and cash equivalents and approximately $1.2 billion available under the Amended and Restated Credit Agreement, for total available liquidity of approximately $2.2 billion. Total debt was $690 million, excluding $819 million of non-recourse debt related to the credit-enhanced timber installment notes. For the full year 2015, cash provided by operating activities was $126 million, including $225 million in merger and Staples acquisition-related expenses, and $67 million in International restructuring costs. Capital expenditures were $163 million, $72 million of which were related to the merger integration.

Acquisition by Staples

On February 4, 2015, Office Depot and Staples announced that the companies entered into a definitive agreement under which Staples will acquire all of the outstanding shares of Office Depot. Under the terms of the agreement, Office Depot shareholders will receive, for each Office Depot share, $7.25 in cash and 0.2188 of a share in Staples stock at closing. The transaction has been approved by both companies’ Board of Directors and Office Depot stockholders. The proposed transaction received antitrust clearance from the regulators in Australia, New Zealand and China.

On September 25, 2015, the European Commission announced that it opened a Phase II review of the Staples Acquisition under the EU Merger Regulation. Subsequently, the European Commission, the company and Staples mutually agreed to extend the deadline for the Phase II review. On February 10, 2016, the European Commission approved the transaction subject to certain divestiture requirements.

On December 7, 2015, the United States Federal Trade Commission (the “FTC”) informed Office Depot and Staples that it intends to block the Staples Acquisition. On the same date, Office Depot and Staples announced their intent to contest the FTC’s decision to challenge the transaction. Also on December 7, 2015, the Canadian Competition Bureau filed an application to block the transaction with the Canadian Competition Tribunal. On February 2, 2016, the company and Staples announced that they entered into a letter agreement to waive, until May 16, 2016, certain of their respective rights to terminate the Staples Merger Agreement. A hearing on the FTC’s preliminary injunction of the transaction is expected to begin in federal district court on March 21, 2016, with a decision expected by May 10, 2016.

Outlook

Office Depot expects total company sales in 2016 to be lower than 2015, primarily due to the impact of store closures, continued challenging market conditions in our industry, and ongoing business disruption from the extended regulatory approval process related to the pending acquisition by Staples. The company expects this disruption to continue through at least the first half of 2016, while the company completes the ongoing litigation with the FTC.

Office Depot closed 181 stores in 2015 as part of its previously announced U.S. retail store optimization plan. The company expects to close more than 50 additional stores in 2016 for a total of at least 400 closures under this plan.

The company expects incremental integration synergies, restructuring benefits and operating efficiencies to more than offset the negative flow-through impact of lower sales in 2016. As a result, Office Depot preliminarily expects to generate approximately $500 million in adjusted operating income in fiscal 2016, with the year-over-year improvement occurring in the second half of the year.

Office Depot continues to expect total annual run-rate merger synergy benefits of more than $750 million from the OfficeMax integration and approximately $80 million in benefits related to the European restructuring plan. Approximately $300 million in incremental synergy benefits were realized in 2015. The company chose to delay several merger integration initiatives in 2015, primarily related to contract platform consolidation and supply chain optimization, due to the pending acquisition by Staples. Office Depot now expects the integration to extend beyond 2016 and be substantially complete by the end of 2017.

The company expects to incur the remaining $100 million of cash merger integration expenses during the 2016-2017 period.

In 2016, capital expenditures are expected to be approximately $250 million, including investments that support critical priorities and approximately $50 million related to merger integration. Depreciation and amortization is expected to be approximately $225 million in 2016.

Additionally, the company incurred approximately $110 million expenses in 2015 related to the pending acquisition by Staples, primarily consisting of employee retention costs and advisory fees, and estimates it will incur approximately $30 million of additional expenses in 2016.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

The company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to, among other things, Office Depot, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. There can be no assurances that Office Depot will realize these expectations or that these beliefs will prove correct, and therefore investors and stockholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, risks related to Office Depot’s pending acquisition by Staples, including satisfaction of the conditions of the proposed acquisition in the proposed timeframe or at all, adverse regulatory decisions, contractual restrictions on the conduct of Office Depot’s business included in the merger agreement and the potential for loss of key personnel, disruption in key business activities or any impact on Office Depot’s relationships with third parties as a result of the announcement of the proposed acquisition; unanticipated changes in the markets for Office Depot’s business segments; the inability to realize expected benefits from Office Depot’s European restructuring plan; fluctuations in currency exchange rates, unanticipated downturns in business relationships with customers; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technology products and services; unexpected technical or marketing difficulties; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and stockholders should carefully consider the foregoing factors and the other risks and uncertainties described in Office Depot’s Annual Reports on Form 10-K, as amended, and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Office Depot does not assume any obligation to update or revise any forward-looking statements.

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	13 Weeks Ended		Year Ended
	December 26, 2015	December 27, 2014	December 26, 2015	December 27, 2014
Sales	$3,477	$3,832	$14,485	$16,096
Cost of goods sold and occupancy costs	2,662	2,941	10,983	12,320

Gross profit	815	891	3,502	3,776
Selling, general and administrative expenses	727	813	3,042	3,479
Asset impairments	3	11	13	88
Merger, restructuring, & other operating expenses, net	58	128	332	403
Legal accrual	—	—	—	81

Operating income (loss)	27	(61)	115	(275)
Other income (expense):
Interest income	6	6	24	24
Interest expense	(22)	(24)	(93)	(89)
Other income, net	1	1	1	—

Income (loss) before income taxes	12	(78)	47	(340)
Income tax expense (benefit)	(3)	6	39	12

Net income (loss)	15	(84)	8	(352)
Less: Results attributable to noncontrolling interests	—	—	—	2

Net income (loss) attributable to common stockholders	$15	$(84)	$8	$(354)

Basic and diluted earnings (loss) per share	$0.03	$(0.15)	$0.01	$(0.66)

OFFICE DEPOT, INC.

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	December 26, 2015	December 27, 2014
Assets
Current assets:
Cash and cash equivalents	$1,069	$1,071
Receivables, net	1,166	1,264
Inventories	1,698	1,638
Prepaid expenses and other current assets	127	158

Total current assets	4,060	4,131
Property and equipment, net	785	963
Goodwill	378	391
Other intangible assets, net	54	72
Timber notes receivable	905	926
Deferred income taxes	24	36
Other assets	236	238

Total assets	$6,442	$6,757

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$1,319	$1,340
Accrued expenses and other current liabilities	1,355	1,514
Income taxes payable	13	4
Short-term borrowings and current maturities of long-term debt	56	32

Total current liabilities	2,743	2,890
Deferred income taxes and other long-term liabilities	459	541
Pension and postretirement obligations, net	184	196
Long-term debt, net of current maturities	634	670
Non-recourse debt	819	839

Total liabilities	4,839	5,136

Commitments and contingencies
Stockholders’ equity:
Common stock—authorized 800,000,000 shares of $.01 par value; issued shares – 554,835,306 in 2015 and 551,097,537 in 2014	6	6
Additional paid-in capital	2,607	2,556
Accumulated other comprehensive income	30	107
Accumulated deficit	(982)	(990)
Treasury stock, at cost – 5,915,268 shares in 2015 and 2014	(58)	(58)

Total equity	1,603	1,621

Total liabilities and stockholders’ equity	$6,442	$6,757

OFFICE DEPOT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Year Ended
	December 26, 2015	December 27, 2014
Cash flows from operating activities:
Net income (loss)	$8	$(352)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	283	313
Charges for losses on inventories and receivables	60	66
Asset impairments	13	88
Compensation expense for share-based payments	44	38
Loss (gain) on disposition of joint venture	—	2
Deferred income taxes and deferred tax asset valuation allowances	7	—
Loss (gain) on disposition of assets	(36)	6
Other	23	5
Changes in assets and liabilities:
Decrease (increase) in receivables	47	(3)
Increase in inventories	(139)	(1)
Net decrease (increase) in prepaid expenses and other assets	22	14
Net decrease in trade accounts payable, accrued expenses and other current and other long-term liabilities	(206)	(20)

Total adjustments	118	508

Net cash provided by (used in) operating activities	126	156

Cash flows from investing activities:
Capital expenditures	(163)	(123)
Proceeds from sale of joint ventures, net	—	43
Proceeds from sale of available for sale securities	—	43
Acquisition, net of cash acquired	(9)	—
Restricted cash	1	(3)
Proceeds from disposition of assets and other	97	12

Net cash provided by (used in) investing activities	(74)	(28)

Cash flows from financing activities:
Net proceeds from employee share-based transactions	7	39
Debt related fees	(1)	—
Proceeds from issuance of borrowings	20	21
Payments on long and short-term borrowings	(51)	(45)

Net cash provided by (used in) financing activities	(25)	15

Effect of exchange rate changes on cash and cash equivalents	(29)	(27)
Net increase (decrease) in cash and cash equivalents	(2)	116
Cash and cash equivalents at beginning of period	1,071	955

Cash and cash equivalents at end of period	$1,069	$1,071

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not indicative of our core operations (“non-GAAP”). A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed on the Investor Center page on our Investor Relations website at investor.officedepot.com. Also, our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. Such non-GAAP information should not be considered superior to the GAAP amounts. Certain portions of those reconciliations are provided in the following tables.

The company’s outlook for 2016 adjusted operating income, included in this release, excludes charges or credits not indicative of our core operations, which may include but not be limited to merger integration expenses, restructuring charges, asset impairments, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the company is unable to provide a reconciliation to an equivalent operating income outlook for 2016.

(In millions, except per share amounts)
Q4 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,477		$—	$—	$3,477
Gross profit	815	23.4%	—	—	815	23.4%
Operating expenses	788	22.7%	61	—	727	20.9%

Operating income (loss)	$27	0.8%	$(61)	$—	$88	2.5%
Net income (loss) attributable to Office Depot, Inc.	$15	0.4%	$(24)	$—	$39	1.1%
Earnings (loss) per share	$0.03		$(0.04)	$—	$0.07

Q4 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$3,832		$—	$—	$3,832
Gross profit	891	23.3%	—	—	891	23.3%
Operating expenses	952	24.8%	139	—	813	21.2%

Operating income (loss)	$(61)	(1.6%)	$(139)	$—	$78	2.0%
Net income (loss) attributable to Office Depot, Inc.	$(84)	(2.2%)	$(124)	$—	$40	1.0%
Earnings (loss) per share	$(0.15)		$(0.22)	$—	$0.07

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

(Unaudited) (continued)

FY 2015	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$14,485		$—	$—	$14,485
Gross profit	3,502	24.2%	—	—	3,502	24.2%
Operating expenses	3,387	23.4%	345	—	3,042	21.0%

Operating income (loss)	$115	0.8%	$(345)	$—	$460	3.2%
Net income (loss) attributable to Office Depot, Inc.	$8	0.1%	$(221)	$—	$229	1.6%
Earnings (loss) per share	$0.01		$(0.40)	$—	$0.41

FY 2014	Reported (GAAP)	% of Sales	Less: Charges & Credits	Less: Grupo OfficeMax	Adjusted (Non-GAAP)	% of Sales
Sales	$16,096		$—	$155	$15,941
Gross profit	3,776	23.5%	—	40	3,736	23.4%
Operating expenses	4,051	25.2%	572	32	3,446	21.6%

Operating income (loss)	$(275)	(1.7)%	$(572)	$8	$289	1.8%
Net income (loss) attributable to Office Depot, Inc.	$(354)	(2.2)%	$(473)	$2	$117	0.7%
Earnings (loss) per share	$(0.66)		$(0.88)	$0.00	$0.22

Amounts may not foot due to rounding

Note: Beginning with the first quarter of 2015, the company has recognized deferred tax benefits in its US tax provision for determining non-GAAP net income attributable to Office Depot, Inc. and earnings per share (“EPS”). This change has not been applied to the tax provision for determining GAAP net income attributable to Office Depot, Inc. or EPS as the company remains in a cumulative loss for the 36 month period on a GAAP basis.

Sales Decline Reconciliation:	13 Weeks Ended December 26, 2015	52 Weeks Ended December 26, 2015
Reported (GAAP) sales decline	(9)%	(10)%
Exclusion of foreign currency translation impact	(3)%	(3)%
Exclusion of U.S. store closure impacts	(4)%	(3)%
Exclusion of 2014 Grupo OfficeMax JV sales	(0)%	(1)%

Adjusted Sales decline (excluding impact from foreign currency translation, U.S. retail store closures, and 2014 Grupo OfficeMax JV sales)	(3)%	(3)%

Amounts may not foot due to rounding

OFFICE DEPOT, INC.

Store Statistics

(Unaudited)

	Q4 2015	FY 2015
North American Retail (NAR):
Stores opened	—	—
Stores closed	56	181
Total NAR (U.S.) stores	1,564	—
Total NAR square footage (in millions)	35.4	—
Average square footage per store (in thousands)	22.6	—
International Division Company-Owned:
Stores opened	—	6
Stores closed	2	5
Total International Company-Owned	147	—
International Division Franchisees & Licensees:
Stores opened	4	12
Stores closed	5	7
Total International Franchisees & Licensees	123	—